Exhibit 10.2

LEASE AGREEMENT FOR NON-RESIDENTIAL PURPOSES

Through this private instrument and in the best form of the Law, on one side,

ABACO URBANIZAÇÃO E EMPREENDIMENTOS LIMITADA, headquartered in the city of Mogi das Cruzes, State of São Paulo, at Avenida Governador Adhemar de Barros nº 94, sala 02, Centro, registered at the CNPJ/MF under No. 52.279.486/0001-42, in this act represented in the form of its articles of incorporation, by its partner, João Pascon Filho, hereinafter the “LESSOR”; and, on the other side,

LIONBRIDGE PARTICIPAÇÕES LTDA., headquartered at Avenida Presidente Vargas nº 3131/1501 & 1502, in the city of Rio de Janeiro, State of Rio de Janeiro, registered at the CNPJ/MF sob nº. 00.581.986/0001-30, with a branch in São Paulo, at Rua Alexandre Dumas nº. 1562, 7° andar, cj. 73, in this act represented in the form of its articles of incorporation by its Administrator IARA MARIA GOMES PASQUALUCCI, Brazilian, married, translator, holder of ID Card No. 6.559.322-4, taxpayer’s ID No. 945.362.608-20, domiciled in this Capital at Avenida Alexandre Dumas nº. 1.562, 7º andar, cj. 73, São Paulo, hereinafter the “LESSEE;” have agreed to sign this Lease Agreement for Non-Residential purposes (hereinafter the “Agreement”), to be governed according to the following terms and conditions:

CLAUSE 1: ON THE OBJECT

1.1.	Under the terms of this instrument, the LESSOR agrees to lease the property described and characterized below to the LESSEE:

Office # 61, located on the 6th floor of Edifício Roberto Sampaio Ferreira, situated at Rua Flórida nº. 1595 (on the corner of Avenida Eng. Luís Carlos Berrini), measuring 586.00 square meters of usable area and with 11 parking spaces in the garage.

1.2.	The LESSEE, in this act, declares to be aware of the terms and conditions set forth by the EDIFÍCIO ROBERTO SAMPAIO FERREIRA’s Condominium Convention, as well as of its Internal Regulation, copies of which he/she has received, and the norms of which he/she commits to observe and fulfill.

CLAUSE 2: ON THE PURPOSE

2.1.	The Property will be used solely for non-residential purposes, i.e., to install the LESSEE’S office; such use may not be altered without the LESSOR’S expressed consent.

CLAUSE 3: ON THE TERM

3.1.	The lease term will be 6 (six) years, beginning on July 10 2006 and ending on June 30 2012. This agreement may be extended for equal consecutive periods as long as there is expressed agreement by both parts.

CLAUSE 4: ON THE LEASE

4.1.	The monthly lease is R$17,000.00 (seventeen thousand Reais) and must be paid, together with the other lease charges, by the 5th (fifth) day of the month following the due month, respecting the corrections stipulated below.

4.1.1	As per an agreement made between the parts, the LESSOR grants a discount of the order of R$3,000.00 (three thousand Reais) on the monthly lease during the 1st (first) and 2nd (second) year of the lease, preserving, however, the monetary updates for the values as provided for by Clause 4.3.

4.2	The payment will be made via electronic deposits to the bank account the LESSOR indicates below or via bank slips to be sent to the LESSEE in advance:

4.3.	By force of the legislation in effect, the lease value will be updated every 12 (twelve) months based on the accumulated IGP-M (General Market Price Index) variation, as divulged by the Getúlio Vargas Foundation, or other index that substitutes for it, as agreed below. However, it is expressly agreed that if there is legal permission for a reduction of this period, the lease value will be updated immediately for the time elapsed since the last readjustment, and will continue being corrected based on the shortest periodicity allowed, considering the parts’ purpose of maintaining this lease’s economical and financial balance and preserving the actual lease value as agreed to herein.

4.3.1.	In the event the IGP-M is extinguished or if its variation is frozen or pre-established, the parts hereby agree that the lease will be updated based on these indices until the date any of these hypotheses occur, proportionally to the time that has elapsed and, from then on, it will be corrected at the shortest periodicity allowable at the time, according to one of the indices the parts elect, successively, in the absence of the other: (a) IGP-DI (General Price Index – Internal Availability) divulged by the Getúlio Vargas Foundation; (b) FIPE’S IPC (São Paulo Cost of Life), published by the University of São Paulo; or (d) some other index of good repute that actually reflects the currency’s loss of buying power.

4.3.2.	The readjustments this clause provides for will be applied automatically, with no need to provide notifications or interpellations to the LESSEE.

4.4.	Deposits made for the lease and/or remaining charges to the LESSOR’S bank accounts will be considered ineffective unless there is a previous determination in this respect made in writing and the form the LESSEE requests is strictly observed.

4.5.	The LESSOR grants the LESSEE a 03- (three) month grace period, as of July 1st 2006, during which the LESSEE will be exempt of paying the lease. Thus, the LESSEE will start making the payments as of the month of October 2006.

CLAUSE 5: ON THE FINE FOR LACK OF PAYMENT

5.1.	Delays in the payments for monthly lease and/or for any other charge will oblige the LESSEE to make the payments added of daily monetary correction, calculated based on the proportional variation in the IGP-M or other index that may replace it, of a late payment fine of 10% (ten percent) and pf late payment interest of 1% (one percent) a month, calculated daily, both incurring on the corrected total, with no prejudice for the LESSOR considering this agreement rescinded. In the event of a judicial measure, the part that loses the suit will owe procedural costs and expenses in addition to attorney’s fees of 10% (ten percent) calculated based on debit value.

5.1.1.	The LESSOR may refuse to receive any past-due sums which have not been added of the above-mentioned monetary correction, interest and fine.

CLAUSE 6: ON LEASE CHARGES

6.1.	The LESSEE commits to pay the taxes incurring on the Property, such as Property Taxes (IPTU) or any other tax or contribution imposed by the administrative authorities, as well as any expenses, fees and charges, such as condominium fees and utility (water, sewer, and electricity) bills the LESSEE is accountable for while this Agreement is in force.

6.2.	The LESSOR commits to deliver the above-mentioned Property Tax payment coupon book and the bill bank slips he has in his power to the LESSEE.

6.3.	The LESSEE must pay the mentioned costs, according to their respective collection modes, directly to their creditors and on their respective due dates.

6.4.	In the event the LESSEE does not make the payments for any of the charges, and the LESSOR ends up paying them, the LESSEE commits to reimburse the values the LESSOR disbursed, added of the moratory charges the LESSOR paid.

6.5.	Every three months, while this lease is in effect, or whenever the LESSOR requests, the LESSEE will present copies of the proofs of payment of the above-mentioned charges which are in his/her power, and must deliver all of the original tax and fee payment coupon books, totally liquidated, by December 31st each year, and the last one must be refunded when the property is delivered.

CLAUSE 7: ON THE INSURANCE

7.1.	The LESSEE will hire insurance for the Property to cover the loss of lease resulting from a fire, explosion, in addition to civil liability for his/her operations, committing to keep such insurance in effect while the Agreement is in effect. The LESSOR, or whomsoever he/she assigns, will be designated as the beneficiary in the insurance policy. Such policy must be issued by a renowned insurance company the LESSOR approves. The LESSEE will deliver a copy of the insurance policy to the LESSOR within 30 (thirty) days after this Agreement is singed; such policy will be incorporated to this Agreement as Exhibit B and must be in effect before the LESSEE is vested with the possession of the Property.

7.2.	In the event the LESSEE does not hire the above-mentioned insurance, if it has hired insurance for a period inferior to this agreement’s term, or if it does not renew it, the LESSOR may, at its sole criterion: (i) demand the LESSEE pay the fine stipulated in clause 14, with no prejudice to considering this agreement rescinded; or, also, (ii) hire the insurance of its choice directly, and, in this case, the LESSEE must reimburse him/her for the values paid for this purpose, added of the moratory charges clause 5, above, provides for. In the event of (ii), for the Civil Responsibility guarantee resulting from operations, the maximum to be hired is R$500,000.00 (five-hundred thousand Reais) per leased floor, and it will be updated based on the same indexer and lease periodicity as provided for in clause 4.3 in this agreement.

7.3.	If the LESSEE, with the LESSOR’S previous approval, carries out construction work that may or in fact does alter the property’s structure, before beginning such work the LESSEE must hire engineering risk and civil liability insurance for no less than R$500,000.00 (five-hundred thousand Reais) aiming at preventing damage to the leased property or to third parties resulting from the work done at the Property. Such policy must be delivered to the LESSOR before any change is made to the Property.

7.4.	The Property’s Administrator will hire insurance against physical damage to the condominium’s common areas, as well as the condominium’s civil responsibility risks, encompassing the condominium’s common use areas and equipment, the value for which will be reimbursed through entries made with the ordinary condominium expenses.

CLAUSE 8: ON THE GUARANTEE

8.1.	As a guarantee for this agreement, the LESSEE will provide a “LETTER WITH THE HEADQUARTERS’ APPROVAL”, observing the terms of the legislation in effect, within 30 (thirty) consecutive days beginning o the signature of this instrument, the guarantee of which will cover the value of the monthly lease, of the contractual fines, the condominium fee and other charges, as per clause 4.

8.2.	The guarantee the LESSEE presents will be in effect from the Beginning Date through the actual date the property is returned, under the penalty of incurring in the payment of the fine that was agreed-on in clause 14, with no prejudice of the LESSOR considering this agreement rescinded.

CLAUSE 9: ON INSPECTIONS

9.1.	In up to 10 (ten) days after this Agreement is signed, the Parts will sign a “Term of Initial Inspection” (“Term of Initial Inspection”) which, once initialed by the parts, will become an integral part of this instrument, establish the general conditions in which LESSOR is delivering the Property to the LESSEE, and include a detailed description of the Property and of its facilities.

9.2	The LESSEE authorizes the LESSOR, its representatives, administrators or assigns to inspect the Property whenever the LESSOR considers appropriate, at a date and time established in advance through a previous notification in writing listing the name and the remaining information of the visitors and delivered less than 48 (forty-eight) hours in advance.

9.3.	The LESSEE must notify the LESSOR no less than 30 (thirty) days before end date, in order for the Parts to inspect the Property together; on that occasion, the “Final Inspection Term” will be elaborated identifying possible repairs or work the LESSEE commits to carry out to deliver the Property in the same conditions in which it was received on the Beginning Date.

9.4.	Signing the Final Inspection Term will not imply in the LESSEE’S obligations having been liquidated insofar as lease, expense and charge payments are concerned, which will be owed until the Property is received by the LESSOR, as well as regarding possible compensation for Property damage.

CLAUSE 10: ON THE IMPROVEMENTS AND CONSTRUCTION WORK

10.1.	At the expiry of this lease’s term, the LESSEE commits to return the Property to the LESSOR in the same conditions as it was delivered in on the “Beginning Date,” such conditions being described in the “Initial Inspection Term,” free and unoccupied of both people and objects and in good usage conditions, except for the deterioration resulting from normal property use.

10.2.	Any and all improvements, useful or voluntary, made or to be made by the LESSEE in the Property must be previously and expressly authorized by the LESSOR, not giving rise to any right to retentions, reimbursements or compensation, which the LESSEE expressly waves.

10.3.	The LESSOR authorizes the LESSEE to undertake construction work and refurbishments in the Property in order to adapt it to its business needs, as long as the Building’s Internal Regulations are respected. In this case, the LESSEE will be liable for getting any and all licenses, authorizations, and permits necessary to perform the adaptation work in the Property, committing to not start any other future work, regardless of its nature, without being duly authorized to do so, as provided for by the pertinent legislation. When dealing with work that may interfere with the property’s structure, the LESSEE must also comply with the Insurance requirements set fort in clause 7.3, in this Agreement.

10.4.	The LESSEE also commits to exempt and indemnify the LESSOR for any loss and damage the LESSOR may incur as a result of any notification, sentence, paralyzation, embargo or fine resulting from the LESSEE’S not fulfilling the provisions mentioned in the previous clauses, as long as the LESSEE is to blame for such situation.

CLAUSE 11: ON CONSERVATION

11.1.	The LESSEE commits, at its own costs, to keep the Property in good usage conditions, performing, at its own costs, any and all maintenance repairs, except for the Property’s natural wear and tear.

11.2.	In the event the LESSEE notices there are defects in the Property’s structure, he/she will notify the LESSOR immediately regarding this in order for the necessary repairs to be made in a reasonable term to be agreed on mutually by the Parts.

CLAUSE 12: ON THE LESSEE’S GENERAL OBLIGATIONS

12.1.	The LESSEE must obtain any and all licenses, permissions and permits the public authorities require for Property usage for the purpose foreseen in this instrument.

12.2.	As long as it is communicated no less than 48 (forty eight) hours in advance, the LESSEE authorizes the LESSOR, or brokers the LESSOR hires, to show the Property to potential buyers during working hours and always in such a manner as to not interfere with the LESSEE’S activities during such visit.

12.3.	The LESSEE authorizes the LESSOR to enter the Property to inspect any repairs, improvements or changes resulting from this Agreement’s provisions.

12.4.	The LESSEE agrees to indemnify the LESSOR, its assigns, representatives and directors for any demands, suits or procedures of any nature proposed against any one of them, as well as for the costs any of them may have to bear due to:

(a)	Any accident, physical damage, infirmity or death of any person who is in the Property while the Agreement is in effect;

(b)	Any accident, loss, infirmity or death caused to any person, whether in the Property or in the condominium as a result of the negligence, malpractice or imprudence of the LESSEE or its assigns, employees or guests while the Agreement is in effect; or

(c)	Any loss that is incurred due to the non-fulfillment of the obligations as provided for in this Agreement, in the Condominium’s Convention and in the Internal Regulations, as well as in the applicable law, by the LESSEE, its assigns, employees, or guests while this Agreement is in effect.

CLAUSE 13: ON EARLY RESCISSION

13.1.	Any and all obligations taken-on in this Agreement must be fulfilled based on the terms the Parts agree to herein; failing to fulfill any of these obligations may lead to this instrument’s rescission, and all that is required for this is for the innocent Part to notify the Part in breach regarding such rescission, which will go into effect on the date of such notification, with no prejudice to the payment of the applicable fine. The Part in breach must bear all expenses resulting from the rescission, including attorney’s fees and possible loss and damage; a 10- (ten) day term must be observed in order for any possible irregularity to be solved.

13.2.	The LESSEE’S bankruptcy or insolvency will lead to the Agreement’s rescission, and this will go into effect on the date the LESSOR becomes aware of such suits or on the date bankruptcy is declared, whichever comes first.

13.3.	If the LESSEE opts to return the leased property before this lease expires, the LESSEE commits to send a notice regarding this to the LESSOR in writing no less than 90 (ninety) days in advance of the date foreseen for Property return. In this case, the LESSOR will have the right to the following indemnity:

(i)	If the termination takes place during the first 36 (thirty-six) months of the lease period, the indemnity value will be equivalent to 3 (three) monthly leases in effect at the time of the termination;

(ii)	If the termination takes place after the first 36 (thirty-six) months of the lease period, the indemnity value will be equivalent to 2 (two) monthly leases in effect at the time of the termination.

CLAUSE 14: ON THE FINE

14.1.	The contractual fine the Parts agree to for the non-fulfillment of any clause or condition in this Agreement will be equivalent to 03 (three) times the monthly lease value in effect at the time of the breach, except when such breach is the object of a specific fine established in this Agreement. The payment of the contractual fine will not exempt the innocent Part from demanding compensation for loss and damage it may have the right to, regardless of the rescission of this instrument.

CLAUSE 15: ON EXPROPRIATION AND ON FORTUITOUS AND FORCE MAJEUR CASES

15.1.	The validity of this Agreement and of any obligations related to it will be suspended for the period necessary to perform any repair work to the Property if it suffers severe damage caused by fire, caving-in or any other factor that may put the Property’s normal use at risk, and the LESSOR must rebuild the property as soon as it is paid by the insurer.

15.2.	If the property is partially damaged, the Parts will discuss the best way to use the property’s undamaged part and the related expenses will then be charged proportionately to the usable area.

15.3.	This Agreement will be rescinded, without either part having any right to indemnity, if: (i) 30 (thirty) days after the damage occurs, the LESSEE is prevented from using the Property for the purposes set forth in clause 2.1 in this Agreement or (ii) in the event of expropriation.

CLAUSE 16: ON THE ASSIGNMENT OF RIGHTS

16.1.	The LESSEE may not cede or transfer, as a whole or in part, the rights and obligations arising from this instrument, nor may it sublease the Property without the LESSOR’S previous and expressed consent except for a company of the same economic conglomerate as the LESSEE’S; economic conglomerate is understood as an associated company, an affiliate or a subsidiary.

16.2.	The LESSEE, in this act, commits to communicate the LESSOR in writing, in no more than 15 (fifteen) days, about any changes that are made to its corporate structure which may involve changes to the composition of its joint stock. In the event the LESSEE’S stock control is changed, the LESSOR may, at its sole criterion, consider this Agreement rescinded, with no prejudice to the application of the contractual breach fines as provided for in this instrument, unless such change occurs within a company belonging to the same “Economic Conglomerate” as the LESSEE’S. “ECONOMIC CONGLOMERATE” is understood as an associated company, an affiliate or a subsidiary of the LESSEE or a legal entity the LESSEE controls or that is under the same control as the LESSEE.

CLAUSE 17: GENERAL PROVISIONS

17.1.	Notification. All notifications, citations and summons or any other communication regarding this instrument will be made in writing and must be sent through the mail, with Notice of Receipt, proving the notification of the Part the correspondence is addressed to, at the Parts address, as shown in this Agreement.

17.2.	Waiver. No action or omission by the LESSOR or LESSEE will be considered as a waiver of any of their rights, as set forth in this instrument, unless this is done in writing.

17.3.	Nullity of a specific clause. If any term or provision of this Agreement, or its application to any person or circumstance is considered null or undisputable, there will be no prejudice to the remaining terms or provisions or to their application and disputability.

17.4.	Successors. Except for a contractual provision to the contrary, the terms and provisions of this instrument are binding to the Parts and to their respective successors.

17.5.	Entire content. This instrument and its exhibits, initialed by the Parts, contain the sole and complete Agreement the Parts signed, therefore no oral pact, representation or instrument written previously and not provided for in this document, will be considered in effect or effective.

17.6.	Applicable legislation. All issues regarding this Agreement (including those relative to its interpretation, application, validity, execution and breach), no matter the jurisdiction of the venue where they are taken to, will be governed, construed and opposed according to the Brazilian law, especially pursuant to Law No. 8.245, dated October 18 1991.

17.7.	Venue. The Parts elect the Property’s venue to solve all issues arising from this Agreement, waiving any other, no matter how privileged and regardless of the contracting parts’ domicile.

And, as witnesses thereof, the Parts sign this Lease Agreement in 3 (three) copies of equal content and form, for a single effect, in front of 2 (two) witnesses who have observed everything and also sign their names below.

São Paulo, July 10 2006.

LESSOR:

ABACO URBANIZAÇÃO E EMPREENDIMENTOS LIMITADA
João Pascon Filho

LESSEE:

LIONBRIDGE PARTICIPAÇÕES LTDA
Iara Maria Gomes Pasqualucci

Witnesses

1.	________________________________________________	2.	________________________________________________
	Name: Marcia Sanae Assano		Name: Beatriz Carettoni
	ID Card No: 27.350.206-2		ID Card No: 24.986.017-X
	Taxpayer’s ID 147.954.898-10		Taxpayer’s ID 274.527.148-22
	Address: Av. Eng. Luis C. Berrini, 1645 cj. 21		Address: Av. Eng. Luis C. Berrini, 1645 cj. 21